SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                           SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                         (Amendment No. 4)


                          AptarGroup, Inc.
                          (Name of Issuer)


                    Common Stock, $.01 par value
                    Title of Class of Securities


                            038336 10 3
                           (CUSIP Number)

           King Harris, 200 South Wacker Drive, Suite 700
            Chicago, Illinois 60606-5802  (312/831-1070)
         (Name, Address and Telephone Number of Person
         Authorized to Receive Notices and Communications)


                              June 9, 1998
       (Date of Event which Requires Filing of this Statement)



     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]


     Check the following box if a fee is being paid with the statement [   ]



                 (Continued on the following pages)







                                  Page 1 of 83

                                 13D
CUSIP No.  038336-10-3 |                                          Page 2 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         996,133
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         996,133
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        996,133
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     5.5%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 3 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Neison Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         184,675
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         608,967
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         184,675
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         608,967
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        793,642
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     4.4%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 4 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The William W. Harris Trust dtd 10/21/75, fbo William W. Harris
|            Trustees: Jerome Kahn, Jr., William H. Harris, Roberta Harris,
|            Boardman Lloyd, I.R.S. I.D. No. 36-6610577
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                           6,000
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         198,880
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           6,000
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         198,880
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        204,880
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 5 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                          50,516
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         813,415
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                          50,516
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         813,415
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        863,931
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     4.8%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 6 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Sidney Barrows
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         67,575
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         43,921
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        67,575
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.4%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 7 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William Harris & Co., Inc.
|            I.R.S. I.D. No. 36-2597908
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         32,635
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        32,635
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     CO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 8 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The Roxanne H. Frank Trust f/b/o Roxanne H. Frank
|            Trustees: Jerome Kahn, Jr., Roxanne H. Frank and Jack Polsky
|            I.R.S. I.D. No. 36-6607990
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         119,241
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        119,241
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.7%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                          Page 9 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The Virginia H. Polsky Trust f/b/o Virginia H. Polsky
|            Trustees: Jerome Kahn, Jr., Virginia H. Polsky, Jack Polsky
|            I.R.S. I.D. No. 36-6630362
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         80,000
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        80,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.4%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 10 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            June Harris Barrows
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         198,556
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        198,556
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 11 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Daniel Meyer Trust f/b/o Daniel Meyer
|            Trustees: Jerome Kahn, Jr., Daniel Meyer
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        19,907
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       19,907
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 12 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Thomas Meyer
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         7,892
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        7,892
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 13 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            James Polsky
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         3,156
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        3,156
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 14 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Jack Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         3,419
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        3,419
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|______________________________________________________________________________


                                 13D
CUSIP No.  038336-10-3 |                                         Page 15 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Charles Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         5,267
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        5,267
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|______________________________________________________________________________


                                 13D
CUSIP No.  038336-10-3 |                                         Page 16 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            George Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         1,083
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        1,083
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 17 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Jean Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                           0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         812
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                           0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        812
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 18 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o James Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638562
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         9,040
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        9,040
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 19 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Jack Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. Identification No. 36-6638583
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         9,040
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        9,040
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 20 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Charles Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638565
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         9,040
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        9,040
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 21 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd11/19/76 f/b/o George Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638563
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         9,040
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        9,040
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 22 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Jean Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638559
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         9,040
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        9,040
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 23 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 12/29/75 f/b/o George Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6616016
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                           0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         263
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                           0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        263
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 24 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 12/29/75 f/b/o Jean Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6616003
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                           0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         263
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                           0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        263
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 25 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris Trust dtd 2/27/74 f/b/o George Polsky
|            Trustee: Virginia H. Polsky, I.R.S. I.D. No. 36-6550806
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 26 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris Trust dtd 2/27/74 f/b/o Jean Polsky
|            Virginia H. Polsky, I.R.S. I.D. No. 36-6550808
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 27 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Bette D. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        197,095
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                        197,095
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       197,095
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 28 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        121,382
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                        121,382
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        10,609
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.7%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 29 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Katherine Harris Trust f/b/o Katherine Harris
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6054377
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                   181,376
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                   181,376
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                   1.0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 30 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Rosetta W. Harris CL Trust A
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         10,900
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         10,900
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        10,900
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 31 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Rosetta W. Harris CL Trust B
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         10,900
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         10,900
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        10,900
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 32 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Rosetta W. Harris CL Trust C
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         10,900
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         10,900
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        10,900
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________



                                 13D
CUSIP No.  038336-10-3 |                                         Page 33 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The Harris Family Foundation
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        27,500
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                        27,500
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       27,500
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 34 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Bette D. Harris Trust dtd 1/13/59 f/b/o John B. Harris
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. Identification No. 36-6055108
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         13,751
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         13,751
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        13,751
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 35 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Children of Charles H. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          3,911
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          3,911
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         3,911
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 36 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Children of Kelly L. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          3,912
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          3,912
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         3,912
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 37 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Children of Alan H. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          3,912
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          3,912
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         3,912
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 38 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Children of Laurie B. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          3,912
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          3,912
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         3,912
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 39 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris Children's Trust
|            Trustees: Katherine Harris, Sidney Barrows, Denise Saul
|            I.R.S. I.D. No. 36-6641457
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         43,921
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         43,921
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        43,921
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 40 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Charles H. Paul
|            Trustees: King W. Harris, Katherine Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         8,178
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         8,178
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        8,178
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 41 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Kelly L. Paul
|            Trustees: King W. Harris, Katherine Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         8,178
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         8,178
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        8,178
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 42 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Alan H. Paul
|            Trustees: King W. Harris, Katherine Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         8,177
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         8,177
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        8,177
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 43 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Laurie B. Paul
|            Trustees: King W. Harris, Katherine Harris
|            I.R.S. I.D. No. 36-6641235
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         8,177
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         8,177
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        8,177
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________
                                 13D
CUSIP No.  038336-10-3 |                                         Page 44 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Pam F. Szokol Trust f/b/o Pam F. Szokol
|            Trustees: Pam F. Szokol, King W. Harris
|            I.R.S. I.D. No. 36-6705615
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         24,519
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         24,519
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        24,519
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 45 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William J. Friend Trust f/b/o William J. Friend
|            Trustees: William J. Friend, King W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         26,756
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         26,756
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        26,756
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 46 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Scott C. Friend Trust f/b/o/ Scott C. Friend
|            Trustee: King W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 47 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Katherine Harris, Custodian for John B. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 48 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris, Custodian for Charles H. Paul
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 49 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris, Custodian for Kelly L. Paul
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 50 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ William J. Friend
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         32,058
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         32,058
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        32,058
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 51 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ Pam F. Szokol
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         32,057
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         32,057
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        32,057
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________


                                 13D
CUSIP No.  038336-10-3 |                                         Page 52 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ Scott C. Friend
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         32,057
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         32,057
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        32,057
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________


                                 13D
CUSIP No.  038336-10-3 |                                         Page 53 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o John B. Harris
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         97,463
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         97,463
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        97,463
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.5%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 54 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Charles H. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          25,931
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          25,931
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         25,931
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 55 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Kelly L. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          25,931
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          25,931
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         25,931
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 56 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Alan H. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          25,931
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          25,931
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         25,931
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 57 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Laurie B. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          25,929
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          25,929
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         25,929
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 58 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Mary Ann Barrows Wark
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         52,122
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         52,122
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        52,122
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 59 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Patricia Barrows Rosbrow
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        15,665
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       15,665
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 60 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Donna E. Barrows
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         36,337
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        36,337
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 61 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Robert L. Barrows
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         36,590
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        36,590
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 62 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The William Harris Settler Trust f/b/o William H. Barrows
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 36-6735858
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         18,144
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        18,144
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 63 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Trust u/w/ of Mildred Harris f/b/o Patricia Barrows Rosbrow
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 93-6124082
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         3,198
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        3,198
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 64 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Trust u/w/ Mildred Harris f/b/o William H. Barrows
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 93-6124080
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         3,195
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        3,195
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1 %
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 65 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Trust u/w/ Mildred Harris f/b/o Robert L. Barrows
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 93-6124081
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         3,721
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        3,721
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 66 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Jerome Kahn, Jr. Revocable Trust
|            Trustee: Jerome Kahn, Jr.
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         996,133
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                                 0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        996,133
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     5.5%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 67 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving Harris Foundation, William W. Harris, President
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                  32,380
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                  32,380
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|
32,380|________________________________________________________________________
______
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 68 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             6,000
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                           198,880
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             6,000
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                           198,880
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                          204,880
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 69 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          5,260
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         5,260
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 70 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Katherine Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         183,376
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         430,886
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         183,376
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         430,886
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        614,262
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     3.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 71 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Pam F. Szokol
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         24,519
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         24,519
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        24,519
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  038336-10-3 |                                         Page 72 of 83
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William Harris Investors, Inc.
|            I.R.S. I.D. No. 36-3488341
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                           996,133
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           996,133
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                          996,133
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     5.5%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     CO
______________________________________________________________________________



Item 1.   Security and Issuer

          Common Stock, $.01 par value

          AptarGroup, Inc.
          475 West Terra Cotta Avenue, Suite E
          Crystal Lake, IL 60014

Item 2.   Identity and Background

     Parts (a), (b) and (c)-

     Reporting Person

1. Irving B. Harris Revocable Trust f/b/o Irving B. Harris; trustee:
Irving B. Harris (Chairman of the Executive Committee and
Director of Pittway Corporation, a manufacturer and distributor of electronic alarm equipment and a publisher of trade magazines and directories; 200 South Wacker Drive, Chicago, IL 60606)

     2.   Neison Harris, Chairman of the Board and Director of
          Pittway Corporation, (Note 1)

     3.   The William W. Harris Trust f/b/o William W. Harris; trustees:
          Jerome Kahn, Jr. (employee of William Harris Investors, Inc. - "WHI", investment advisors), William W. Harris, Roberta Harris and Boardman Lloyd. WHI, a Delaware corporation, is owned by Irving B. Harris, William W. Harris, Virginia H. Polsky and Roxanne H. Frank. The directors and officers are Irving B.
          Harris (director and chairman), Jerome Kahn, Jr. (president and director), Jack R. Polsky (director and executive vice president) Michael S. Resnick (vice president and secretary), Peter E.Martin (vice president), Gary J. Neumayer (treasurer), Michael C.McQuinn (assistant treasurer) and Beth Stephens (assistant treasurer).

     4.   King W. Harris, President and Director of Pittway
          Corporation, 200 South Wacker Drive, Chicago, Il 60606

     5. Sidney Barrows, Of counsel, Leonard, Street and Deinard, Law Firm, 150 South Fifth Street, Minneapolis, MN 55402

     6. William Harris & Co., Inc.; a Delaware corporation wholly owned by Irving B. Harris; directors and officers are Irving
          B. Harris (director and president); William W. Harris (director); Jerome Kahn, Jr. (vice president); Jack Polsky (vice president); Michael S. Resnick (vice president); Gary J. Neumayer (treasurer); Michael C. McQuinn (assistant treasurer) and Wesley Saul (secretary).

     7.   The Roxanne H. Frank Trust f/b/o Roxanne H. Frank; trustees:
          Jerome Kahn, Jr., Roxanne H. Frank and Jack Polsky.




                                   Page 73 of 83

     8.   The Virginia H. Polsky Trust f/b/o Virginia H. Polsky;
          trustees: Jerome Kahn, Jr., Virginia H. Polsky and Jack
          Polsky.

     9.   June Harris Barrows

10. Daniel H. Meyer Investment Trust f/b/o Daniel Meyer, President, Union Square Cafe Corporation, 21 E. 16th St., New York,
New York 10003; trustees: Jerome Kahn, Jr. and Daniel Meyer.

11. Thomas Meyer Trust f/b/o Thomas Meyer; trustee: Thomas Meyer, teacher, San Mateo Country School District,
          San Mateo, California.

12. James Polsky Investment Trust f/b/o James Polsky;
          trustee: James Polsky

      13.  Jack Polsky Investment Trust f/b/o Jack Polsky;
          trustee: Jack Polsky, William Harris Investors, Inc.

14.   Charles Polsky Investment Trust f/b/o Charles Polsky;
trustee: Charles Polsky

15.   George Polsky Investment Trust f/b/o George Polsky;
  trustee: George Polsky

16.   Jean Polsky Investment Trust f/b/o Jean Polsky;
  Trustee: Jean Polsky

          Virginia H Polsky Trusts dated 11/19/76, trustees: Jerome Kahn, Jr. and Jack Polsky; f/b/o:

     17.  James Polsky
     18.  Jack Polsky
     19.  Charles Polsky
     20.  George Polsky
     21.  Jean Polsky

          Virginia H Polsky Trusts dated 12/29/75, trustees: Jerome Kahn, Jr. and Jack Polsky; f/b/o:

     22.  George Polsky
     23.  Jean Polsky

          Irving B. Harris Trusts dated 2/27/74;
          Trustee: Virginia H. Polsky; f/b/o:
     24.  George Polsky
     25.  Jean Polsky

     26.  Bette D. Harris (Note 1)




                                   Page 74 of 83
     27.  Toni H. Paul (Note 1)

     28.  Katherine Harris Trust, f/b/o Katherine Harris;
          trustees: Katherine Harris and King W. Harris (Note 1)

          Trusts dated 1/2/98; trustees: William W. Harris, Jack Polsky and Neison Harris:
     29.  Rosetta W. Harris CL Trust A
     30.  Rosetta W. Harris CL Trust B
     31.  Rosetta W. Harris CL Trust C

     32. The Harris Family Foundation, an Illinois not-for-profit corporation; its directors and officers are Neison
          Harris (president and treasurer); Bette D. Harris (vice president and secretary); King W. Harris (vice president); Katherine Harris; Toni Paul;
          Sidney Barrows (Note 1)

          Bette D. Harris Trusts dated 1/13/59, trustees:
          Katherine Harris and King W. Harris f/b/o (Note 1):

     33.  John B. Harris
     34.  Charles H. Paul
     35.  Kelly L. Paul
     36.  Alan H. Paul
     37.  Laurie B. Paul

     38.  King W. Harris Children's Trust; trustees: Katherine
          Harris, Sidney Barrows and Denise Saul (Note 1)

          Toni H. Paul Children's Trusts; trustees: King Harris and Katherine Harris f/b/o (Note 1):

     39.  Charles H. Paul
     40.  Kelly L. Paul
     41.  Alan H. Paul
     42.  Laurie B. Paul

     43.  Pam F. Szokol Trust, f/b/o Pam F. Szokol; trustees:
          Pam F. Szokol and King W. Harris (Note 1)

     44. William J. Friend Trust, f/b/o William J. Friend, Assistant to President, Pittway Corporation; trustees: William J. Friend and King W. Harris (Note 1)

     45.  Scott C. Friend Trust, f/b/o Scott C. Friend; trustee:
          King W. Harris (Note 1)

     46.  Katherine Harris, custodian for John B. Harris (Note 1)

          King W. Harris, custodian for  (Note 1) -
     47.  Charles H. Paul
     48.  Kelly L. Paul


                                   Page 75 of 83

          Neison Harris Trust dated 1/12/54; trustees: Katherine
          Harris, King W. Harris and American National Bank and Trust Company of Chicago, f/b/o (Note 1):
     49.  William J. Friend
     50.  Pam F. Szokol
     51.  Scott C. Friend
     52.  John B. Harris
     53.  Charles H. Paul
     54.  Kelly L. Paul
     55.  Alan H. Paul
     56.  Laurie B. Paul

     57.  Mary Ann Barrows Wark

     58.  Patricia Barrows Rosbrow, psychologist

     59.  Donna E. Barrows

     60.  Robert L. Barrows, lawyer, partner in Leonard, Street &
          Deinard, 150 South Fifth Street, Suite 2300,
          Minneapolis, Minnesota 55402

     61.  The William Harris Settler Trust; trustees: Irving B.
          Harris and Neison Harris; f/b/o: William H. Barrows

          Trust u/w/ of Mildred Harris; trustees: Irving B. Harris and Neison Harris; f/b/o:
     62.  Patricia Barrows Rosbrow
     63.  William H. Barrows
     64.  Robert L. Barrows

     65.  Jerome Kahn, Jr. Revocable Trust, trustee: Jerome Kahn, Jr.

     66. Irving Harris Foundation, an Illinois not-for-profit corporation; its directors and officers are Irving B. Harris (vice president and director);
          William W. Harris (president, treasurer and director); Jerome Kahn, Jr. (vice president); Nancy
          Meyer (secretary and director); Boardman Lloyd (director); Roberta H. Harris (director)



    Note 1: Address is 333 Skokie Boulevard, Suite 114, Northbrook, Illinois 60062-1624.


     Except as otherwise indicated above, (a) the persons named have no principal occupations, and (b) their address is 2 North La Salle Street, Suite 400, Chicago, Illinois 60602-3703.




                                   Page 76 of 83
     Irving B. Harris and Neison Harris are brothers and Sidney Barrows is their brother-in-law. William W. Harris is the son of Irving B. Harris, King W. Harris is the son of Neison Harris and Robert L. Barrows is the son of Sidney Barrows. All of the other persons named herein are either (1) the children, grandchildren or spouses of one of the five individuals named in this paragraph, or spouses of such children or grandchildren, (2) trusts or custodial accounts for the benefit of such children or grandchildren, or
(3) persons who have granted voting and/or dispositive power to, or are affiliates of, one of the five individuals named in this paragraph. The custodians and at least one trustee of each trust named herein have either a family or business relationship with one or more of the five individuals named in this paragraph. Because of the above described relationships, the persons named in this Item 2 may be deemed to be a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.
     (d) During the last five years, none of the persons named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
     (e) During the last five years, none of the persons named above has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
    (f) Each of the persons named above is a citizen of, or entity organized in, the United States.

Item 3.	  Source and Amount of Funds or Other Consideration

	    Not applicable

Item 4.	  Purpose of Transaction

    On June 9, 1998 AptarGroup filed a registration statement (as it may be amended, the "Registration Statement") with the Securities and Exchange Commission for the sale of 1,661,969 shares of Common Stock of AptarGroup by persons named in Item (c)2. The primary purpose of the offering is to diversify stockholdings. Except as reflected in the Registration Statement, the securities of AptarGroup are held as an investment. Messrs. King Harris and Robert Barrows are directors of AptarGroup and may at any time, either as directors or as stockholders acting independently or in concert with other reporting persons herein, exercise any of the prerogatives of directors or stockholders, including, but not limited to, seeking the sale or transfer of a material amount of assets of AptarGroup or any of its subsidiaries, extraordinary corporate transactions involving AptarGroup or any of its subsidiaries, changes in the present board of directors or management of AptarGroup, and other material changes in AptarGroup's business or corporate structure.
     Such reporting persons expect that AptarGroup may consider the acquisition of other businesses similar to, or different from, those in which it is now engaged. Except as reflected in the Registration Statement, such persons have no present plans or proposals which relate to or would result in the acquisition or disposition by any person of any material amount of securities of AptarGroup.

                                   Page 77 of 83
Item 5.	Interest in Securities of the Issuer

    (a) and (b) The aggregate number of outstanding shares of Common Stock of AptarGroup which may be deemed to be beneficially owned within the meaning of Section 13(d) by the persons named in Item 2 is 2,423,370 common shares, constituting 13.4% of such outstanding shares.

     The following table lists the number of Common shares directly owned by each of the persons named in Item 2 (designated by the number corresponding to such name in Item 2) and the related percentage of outstanding shares.


                    Number              Per Cent of
     Person         of Shares           Outstanding Shares

      1.             81,200                    .5%
      2.            184,675                   1.0
      3.            139,800                    .8
      4.            218,653                   1.2
      5.             23,654                    .1
      6.             32,635                    .2
      7.            119,241                    .7
      8.             80,000                    .4
      9.            198,556                   1.1
     10.             19,907                    .1
     11.              7,892                     *
     12.              3,156                     *
     13.              3,419                     *
     14.              5,267                     *
     15.              1,083                     *
     16.                812                     *
     17.              9,040                     *
     18.              9,040                     *
     19.              9,040                     *
     20.              9,040                     *
     21.              9,040                     *
     22.                263                     *
     23.                263                     *
     24.              2,630                     *
     25.              2,630                     *
     26.            197,095                   1.1
     27.            121,382                    .7
     28.            173,143                   1.0
     29.             10,900                    .1
     30.             10,900                    .1
     31.             10,900                    .1
     32.             27,500                    .2
     33.             13,751                    .1
     34.              3,911                     *
     35.              3,912                     *
     36.              3,912                     *
     37.              3,912                     *


                                   Page 78 of 83
                    Number              Per Cent of
     Person         of Shares           Outstanding Shares

     38.             43,921                    .2%
     39.              8,178                     *
     40.              8,178                     *
     41.              8,177                     *
     42.              8,177                     *
     43.             24,519                    .1
     44.             26,756                    .2
     45.             26,490                    .2
     46.             10,233                    .1
     47.              3,768                     *
     48.              3,637                     *
     49.             32,058                    .2
     50.             32,057                    .2
     51.             32,057                    .2
     52.             97,463                    .5
     53.             25,931                    .1
     54.             25,931                    .1
     55.             25,931                    .1
     56.             25,929                    .1
     57.             52,122                    .3
     58.             15,665                    .1
     59.             36,337                    .2
     60.             36,590                    .2
     61.             18,144                    .1
     62.              3,198                     *
     63.              3,195                     *
     64.              3,721                     *
     65.                473                     *
     66.             32,380                    .2
     Total        2,423,370                  13.4%

     *Less than one-tenth of one percent

     In addition to shares shown in the foregoing table as being directly owned, certain persons named in Item 2 also have or may be deemed to have sole power to vote or direct the vote and to dispose or direct the disposition of shares owned by other persons named herein by virtue of being a sole stockholder, custodian or trustee, or having a business relationship with custodians or trustees. In addition, such persons have or may be deemed to have shared voting and dispositive power over shares owned by other persons named herein by virtue of being co-trustee or holding power of attorney. The following table lists the individuals having such voting and dispositive powers and the other persons (designated by the number corresponding to such name in Item 2) with respect to which such powers are held:

Investment power         Sole voting and           Shared voting and
   held by               dispositive power         dispositive power

Neison Harris                                      Person 4*, 26, 27,
                                                   29, 32, 61-64

                                   Page 79 of 83
Investment power         Sole voting and           Shared voting and
   held by               dispositive power         dispositive power

Irving B. Harris         **                        **

William W. Harris                                  3, 29-31, 66

Jack Polsky              **                        **

King W. Harris           45, 47, 48                28, 32-37, 39-44,
                                                   49-56

Sidney Barrows                                     38

Virginia H. Polsky       24-25

Katherine Harris         28, 46                    32-42, 49-56

Pam F. Szokol                                      43

William J. Friend                                  44

WHI                      **                        **

Jerome Kahn, Jr          **                        **

     * Neison Harris has no power to vote or dispose of 16,621 shares beneficially owned by Person #4.

    ** William Harris Investors, Inc. (WHI) reports that in its discretion as an investment advisor it has sole dispositive power and shared voting power with respect to shares held by persons #1, 3, 5-25, 29-31 and 57-66. Jerome Kahn, Jr. is the President of WHI. Jack Polsky is a Vice President of WHI.

      (c) There were no transactions of AptarGroup Inc. Common shares effected during the preceding 60 days by the persons named in Item 2 (designated by the number corresponding to such name in Item 2.)

      (d) To the knowledge of the persons named in Item 2, no other persons, except beneficiaries of certain of such entities, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares owned by such persons.

     (e) Not applicable.










                                   Page 80 of 83
Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer

          The persons named above have no contracts, arrangements, understandings or relationships (legal or otherwise) with any person not named herein with respect to any securities of the issuer, including but not limited to transfer or voting of any of the securities, finders fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profit or loss, or the giving or withholding of proxies, except for options for 6,000 shares granted or to be granted to each of Messrs. King Harris and William Harris as Directors of AptarGroup pursuant to its Director Option Plan.



Item 7.   Material to be Filed as Exhibits

Exhibits:     Number   Description

               24.1 Joint Filing Agreement and Power of Attorney dated June 9, 1998.

               24.2 Joint Filing Agreement and Power of Attorney dated January 16, 1997. (incorporated by reference to
                       Exhibit 24.1 of Amendment No. 3 to Schedule 13D dated January 16, 1997).

               24.3 Joint Filing Agreement and Power of Attorney dated March 13, 1996 (incorporated by reference to Exhibit A of Amendment No. 2 to Schedule 13D dated March 14, 1996).

               24.4 Joint Filing Agreement and Power of Attorney dated May 4, 1993 (incorporated by reference to
                       Exhibit A of Schedule 13D dated May 4, 1993).




                                       * * * * *



          The inclusion of information in this statement shall not be construed as an admission that the persons named in Item 2 are beneficial owners of any shares other than those shares as to which each is described in Item 5 as the direct owner.








                                   Page 81 of 83


Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 9, 1998



/s/   Edward J. Schwartz
Edward J. Schwartz as authorized representative for each of the persons named in Item 2.






































                                   Page 82 of 83